Exhibit 99.2

CPS TECHNOLOGIES CORPORATION
Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 28,	December 30,	December 28,	December 30,
	2024	2023	2024	2023
Revenues:
Product sales	$5,933,283	$6,747,199	$21,123,346	$27,550,646
Total revenues	$5,933,283	$6,747,199	$21,123,346	$27,550,646

Cost of product sales	6,204,808	5,598,616	21,241,984	20,725,237
Gross Profit (Loss)	$(271,525)	1,148,583	$(118,638)	6,825,409

Selling, general, and administrative expense	1,047,459	1,004,948	4,262,290	5,126,046
Income (Loss) from operations	$(1,318,984)	143,635	$(4,380,928)	1,699,363

Interest/Other income (expense)
	45,134	80,823	286,979	253,018
Net income (Loss) before income tax	$(1,273,850)	224,458	$(4,093,949)	1,952,381
Income tax provision (benefit)
	$(278,697)	84,948	$(958,500)	582,085
Net income	$(995,153)	$139,510	$(3,135,449)	$1,370,296

Wtd. Avg. basic common shares outstanding - diluted	14,525,960	14,617,473	14,522,513	14,628,811

Net income per basic common share	$(0.07)	$0.01	$(0.22)	$0.09

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	December 28,	December 30,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$3,280,687	$8,813,626
Marketable securities, at fair value	1,031,001	–
Accounts receivable-trade, net	4,858,208	4,389,155
Accounts receivable-other	177,068	83,191
Inventories	4,331,066	4,581,930
Prepaid expenses and other current assets	480,986	276,349
Total current assets	14,159,016	18,144,251
Property and equipment:
Production equipment	10,382,379	11,271,982
Furniture and office equipment	891,921	952,883
Leasehold improvements	997,830	985,649
Total cost	12,272,130	13,210,514
Accumulated depreciation and amortization	(10,377,756)	(11,936,004)
Construction in progress	108,874	281,629
Net property and equipment	2,003,248	1,556,139
Right-of-use lease asset	186,000	332,000
Deferred taxes, net	2,528,682	1,569,726
Total assets	$18,876,946	$21,602,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, current portion	$8,130	$46,797
Accounts payable	3,053,712	2,535,086
Accrued expenses	913,279	1,075,137
Deferred revenue	172,429	251,755
Lease liability, current portion	160,000	160,000

Total current liabilities	4,307,550	4,068,775

Notes payable less current portion	-	8,090
Deferred revenue – long term	31,277	31,277
Long term lease liability	26,000	172,000

Total liabilities	4,364,827	4,280,142
Commitments & Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 14,661,487 and 14, 601,487 shares; outstanding 14,525,960 and 14, 519,215; at December 28, 2024 and December 30, 2023, respectively	146,615	146,015
Preferred stock, no shares issued or outstanding	–	–
Additional paid-in capital	40,580,387	40,180,893
Accumulated other comprehensive income	15,500	–
Accumulated deficit	(25,890,245)	(22,754,796)
Less cost of 135,527 and 82,272 common shares repurchased at December 28, 2024 and December 30, 2023, respectively	(340,138)	(250,138)

Total stockholders’ equity	14,512,119	17,321,974

Total liabilities and stockholders’ equity	$18,876,946	$21,602,116